EXHIBIT INDEX
Ex.

Page No.

A
Joint Filing Agreement
11






EXHIBIT A


JOINT FILING AGREEMENT

       The undersigned hereby agree that the statement on*
 Schedule 13G with respect to the Common Stock of root9B
 Technologies, Inc. dated as of August 7, 2015 is, and* any amendments thereto (including amendments on Schedule*
 13D) signed by each of the undersigned shall be, filed on* behalf of each of us pursuant to and in accordance* with the provisions of Rule 13d-1(k) under the Securities*
 Exchange Act of 1934, as amended.



QUAD CAPITAL MANAGEMENT ADVISORS, LLC






By:          /s/ John Vincent Guarino


Name:    John Vincent Guarino


Title:      Managing Member








QUAD CAPITAL MANAGEMENT, LLC






By:          /s/ John Vincent Guarino


Name:    John Vincent Guarino


Title:      Managing Member










JOHN VINCENT GUARINO






/s/ John Vincent Guarino








GUERINO CIAMPI






/s/ Guerino Ciampi



August 7, 2015